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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

     (Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Hull                             Charles
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   (Last)                           (First)             (Middle)

   c/o 3D Systems Corporation
   20681 Avenue Hall
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                                    (Street)

   Valencia                         CA                   91355
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     3D Systems Corporation - TDSC

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     July 2000

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                            EXECUTIVE VICE PRESIDENT
                          AND CHIEF TECHNOLOGY OFFICER
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                               6.
                                                                 4.                             5.             Owner-
                                                                 Securities Acquired (A) or     Amount of      ship
                                                    3.           Disposed of (D)                Securities     Form:      7.
                                                    Transaction  (Instr. 3, 4 and 5)            Beneficially   Direct     Nature of
                                      2.            Code         ---------------------------    Owned at End   (D) or     Indirect
1.                                    Transaction   (Instr. 8)                   (A)            of Month       Indirect   Beneficial
Title of Security                     Date          -----------                  or             (Instr. 3      (I)        Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V      Amount      (D)   Price    and 4)         (Instr.4)  (Instr. 4)
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Common Stock                          7/24/00        M               116,666     A      $4.875
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Common Stock                          7/24/00        F                29,545     D      $19.25  546,131        D
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                                                                         (Over)

                                                                 SEC 1472 (3-99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Employee
Stock Option                                                                   Common
(right to buy)      $4.875   7/24/00  M               116,666 (1)     11/6/00  Stock     116,666          91,250    D
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Explanation of Responses:

(1) The options vested in three installments on November 6, 1993, November 6, 1994 and November 6, 1995.


  /S/ CHARLES HULL                                               8-10-00
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

     * If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).

     ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                                                          Page 2
                                                                 SEC 1472 (3-99)